        EXHIBIT 10.1

GRANT NOTICE FOR
MSU SHARE AWARD
#GrantDate#

PPG Industries, Inc. (the “Company”) and the Participant identified below are parties to a Global MSU Share Award Agreement dated as of #GrantDate+C# and attached to this Grant Notice (the “Agreement”). Capitalized terms used in this Grant Notice shall have the respective meanings given to such terms in the Agreement or in the Plan (as defined in the Agreement), unless otherwise defined in this Grant Notice. This Grant Notice confirms the grant to the Participant of an Award providing for the issuance of the number of shares of Common Stock set forth below upon the achievement of performance objectives set forth below, including related to the share price of the Company (“MSU Shares”). This Grant Notice is hereby incorporated by reference into and forms a part of the Agreement.

Participant Name:	#ParticipantName#
Date of Grant:	#GrantDate#
Target Number of MSU Shares Subject to Award (“Target Shares”):	#QuantityGranted#
Dividend Equivalents:

“Dividend Equivalents” are not granted with respect to this MSU Share Award. “Dividend Equivalents” means the right to receive the equivalent value (in cash or shares) of dividends paid on one share of Common Stock for each share that is covered by (but not yet issued under) an Award.

Award Period:	05/08/2026 – 05/08/2029
Award Goals:

Vesting of the Award shall be determined as set forth below, provided that (1) the Participant must be continuously employed by the Company or its Subsidiaries, in good standing (as determined by the Company in its sole discretion), through and including the last day of the Award Period, subject to the provisions of the Agreement regarding certain terminations of employment (the “Continued Employment Requirement”), (2) the Company has achieved at least the threshold level of performance for the Adjusted Earnings Per Diluted Share – Continuing Operations performance goal established under the Company's annual incentive plan for the fiscal year ending December 31, 2028 (the “Adjusted EPS Goal”) and (3) the Ending Performance Period Stock Price (as defined below) is at least 75% of the Grant Date Stock Price (as defined below) (the “Stock Price Threshold Goal”). If (1) the Continued Employment Requirement is not met, (2) the Adjusted EPS Goal is not achieved, or (3) the Stock Price Threshold Goal is not achieved, the Award shall not be eligible to vest.

Subject to the Continued Employment Requirement, the achievement of the Adjusted EPS Goal, and the achievement of the Stock Price Threshold Goal, the number of MSU Shares that vest shall be equal to the Target Shares multiplied by the Stock Price Ratio (rounded up to the nearest whole Share); provided, however, that in no event shall the number of MSU Shares that vest exceed 200% of the Target Shares.

The “Stock Price Ratio” means the Ending Performance Period Stock Price divided by the Grant Date Stock Price.

The “Ending Performance Period Stock Price” means the average of the closing prices of a Share on each trading day during the thirty calendar day period ending on (and including) the last day of the Award Period.

The “Grant Date Stock Price” means the average of the closing prices of a Share on each trading day during the thirty calendar day period ending on (and including) the first day of the Award Period.

Notwithstanding the foregoing, in the event of a Change in Control during the Award Period:

•The Ending Performance Period Stock Price (for purposes of the Stock Price Ratio and the Stock Price Threshold Goal) shall be equal to the average of the closing prices of a Share on each trading day during the thirty calendar day period ending on (and excluding) the date of the Change in Control;

•Whether the Adjusted EPS Goal has been achieved shall be determined by the Committee in good faith based on the Company’s actual or projected performance through the date of the Change in Control; and

•The Award shall remain subject to the Continued Employment Requirement, provided that in the event the successor or acquiring corporation does not assume, convert, replace or substitute for the Award, as provided in Section 10.07(b) of the Plan, the Award shall not remain subject to the Continued Employment Requirement and shall vest immediately prior to the Change in Control.

Vesting shall be subject to certification by the Committee of the achievement of the performance conditions set forth herein.

PPG Industries, Inc.
/s/ Robert Massy
By: Robert Massy, Senior Vice President and Chief Human Resources Officer

GLOBAL MSU SHARE AWARD AGREEMENT

#GrantDate#

This GLOBAL MSU SHARE AWARD AGREEMENT (this “Agreement”) is entered into as of the date first written above by and between PPG Industries, Inc. (the “Company”) and #ParticipantName+C# (the “Participant”).

The Company maintains the PPG Industries, Inc. 2026 Omnibus Incentive Plan (as amended from time to time, the “Plan”), which is incorporated into and forms a part of this Agreement, and the Participant has been selected by the Company to receive an Award under the Plan. Capitalized terms used in this Agreement shall, unless defined elsewhere in this Agreement, have the respective meanings given to such terms in the Grant Notice (as defined below) or the Plan.

The Award of MSU Shares shall be confirmed by a separate Grant Notice to which this Agreement is attached (the “Grant Notice”), specifying the Date of Grant of the Award, the number of MSU Shares granted and the Award Goals (as defined in the Grant Notice) applicable to such MSU Shares. Each MSU Share is a bookkeeping entry representing the equivalent in value of a share of Common Stock. Such Award shall be subject to the terms and conditions of the Plan and this Agreement. Such Grant Notice shall be deemed incorporated by reference into this Agreement.

NOW, THEREFORE, the Company and the Participant, intending to be legally bound, agree as follows:

1.    Terms and Conditions of the Award.

    A.    This Agreement sets forth the terms and conditions applicable to the Award of MSU Shares confirmed in the Grant Notice. The Award of MSU Shares is made under Article VIII of the Plan. Unless and until the MSU Shares are vested in the manner set forth in paragraph 1 and 2.A. hereof, the Participant shall have no right to settlement of any such MSU Shares.

    B.    The Committee may terminate the Award at any time during the Award Period if, in its sole discretion, the Committee determines that the Participant is no longer in a position to have a substantial opportunity to influence the long-term growth of the Company.

    C.    The Participant shall not be entitled to a Dividend Equivalent with respect to the Award.

    D.    Prior to settlement of any vested MSU Shares, such MSU Shares will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. The Company’s obligations under this Agreement shall be unfunded and unsecured, and no special or separate fund shall be established, and no other segregation of assets shall be made, and the Participant shall have no greater rights than an unsecured general creditor of the Company. Except as otherwise specifically provided in the Grant Notice or this Agreement, the Participant shall have no rights as a stockholder of the Company by virtue of this Award unless and until such Award is determined to be vested and resulting shares of Common Stock are issued to the Participant.

    E.    If the Participant’s employment with the Company or any Employer (as defined in paragraph 1.M., notwithstanding that such paragraph may not apply to the Award) terminates during the Award Period due to death or disability (as determined in the Committee’s sole discretion), the Committee, in its sole discretion, shall determine the number of MSU Shares to which the Participant should be entitled, if any, not to exceed the number of MSU Shares that vest based on actual performance under the Award and such Award shall be paid as if the Participant had continued employment, subject to paragraph 2.C. hereof.

    F.    Except as provided in paragraph 1.E. (related to death or disability) or 1.H. (related to an Involuntary Termination during the Change in Control Period), if the Participant’s active employment with the Company or any Employer terminates during the Award Period for any reason, the Participant’s Award shall be forfeited on the date of such termination; provided, however, that the Committee, in its sole discretion, may determine that the Participant will be entitled to a full or partial payout with respect to the Award.

    G.    The Committee shall determine the extent, if any, to which the applicable Award Goals have been attained and the extent, if any, to which the Award has been earned by the Participant, as soon as practicable following the Award Period (or, if earlier, a Change in Control) and in any event on or before July 15 following the end of the Award Period.

    H.    In the event that, during the Change in Control Period (as hereinafter defined), the Participant is subject to an Involuntary Termination (as hereinafter defined), then a number of MSU Shares determined by the Committee, in its sole discretion, but in no event fewer than the number of MSU Shares payable pursuant to the Change in Control provisions set forth in the Grant Notice in the Award Goals section, shall become fully vested, and the payout of the Award shall be made as soon as practicable following the date of the Involuntary Termination, subject to paragraphs 2.C. and 16 hereof. If required to avoid additional taxes, penalties or interest under Section 409A, an Involuntary Termination must constitute a “separation from service” within the meaning of Section 409A of the Code. This paragraph 1.H. applies to the Award in lieu of the accelerated vesting provisions set forth in Section 10.07(b)(i) of the Plan.

If the Participant is a party to a Change in Control Employment Agreement with the Company (a “Change in Control Agreement”), “Change in Control Period” for purposes of this Agreement shall have the meaning ascribed to the term “Employment Period,” as defined in the Change in Control Agreement, and if the Participant is not a party to a Change in Control Agreement, the term shall mean the period commencing on the date of a Change in Control (as defined in the Plan) and ending on the earlier of the Participant’s date of Retirement and the last day of the Award Period. “Retirement” for purposes of this paragraph 1.H. shall mean the Participant’s voluntary termination of employment on or after (i) if the Participant is a participant in the PPG Industries, Inc. Retirement Plan F or any successor thereto (the “Retirement Plan F”), the Participant’s “normal retirement date” as defined therein, (ii) if the Participant is not a participant in the Retirement Plan F or the DCRP (as defined below) and the Company may subject the Participant to compulsory retirement under the Age Discrimination in Employment Act as a “bona fide executive or a high policy maker”, the Participant’s “Social Security Normal Retirement Age” as defined in the Retirement Plan F, (iii) if the Participant is a participant in the PPG Industries Defined Contribution Retirement Plan or any successor thereto (the “DCRP”) and not a participant in the Retirement Plan F, the Participant’s Social Security normal retirement date, or, (iv) if the provisions in (i) through (iii) are not applicable to the Participant, the Participant’s attainment of age sixty-five (65).

        “Involuntary Termination” for purposes of this Agreement shall mean, if the Participant is a party to a Change in Control Agreement, a termination of the Participant’s employment that gives rise to payments and benefits under Section 6 of the Change in Control Agreement, and if the Participant is not a party to a Change in Control Agreement, shall mean a termination by the Company for any reason other than Cause, death or Disability (as the terms are hereinafter defined). “Cause” for purposes of a Participant who is not a party to a Change in Control Agreement shall have the same meaning as that term is defined in the Participant’s offer letter or other applicable employment agreement; or, if there is no such definition, “Cause” shall have the same meaning as defined in the Plan. “Disability” for purposes of this Agreement shall mean disability, which, after the expiration of more than 52 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers.

    I.    The Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, except as otherwise expressly provided in the Plan, the Grant Notice and/or this Agreement.

    J.    The Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future awards of MSU Shares or benefits in lieu of MSU Shares even if MSU Shares have been awarded in the past.

    K.    All decisions with respect to future awards, if any, will be at the sole discretion of the Company.

    L.    The Participant’s participation in the Plan is voluntary.

    M.    For Participants resident outside of the United States, the MSU Shares are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or, if different, the Subsidiary employing the Participant (the “Employer”) and the MSU Shares are outside the scope of the Participant’s employment contract, if any.

    N.    The MSU Shares, the underlying shares of Common Stock, and the income and value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Subsidiary.

    O.    Neither the award of MSU Shares nor any provision of this Agreement, the Plan, the Grant Notice, or any policies adopted pursuant to the Plan confer upon the Participant any right with respect to employment or continuation of current employment with the Company or any Subsidiary, and in the event that the Participant is not an employee of the Company, the award of MSU Shares shall not be interpreted to form an employment contract or relationship with the Company or any Subsidiary.

    P.    The future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty.

    Q.    No claim or entitlement to compensation or damages shall arise from forfeiture of the MSU Shares resulting from termination of the Participant’s employment (for any reason whatsoever and whether or not in breach of local labor laws).

    R.    Except as set forth in paragraph 1, in the event of involuntary termination of the Participant’s employment during the Award Period for any reason, the Participant’s right to receive and vest in MSU Shares under the Plan, if any, will terminate effective as of the date that the Participant is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); except as otherwise set forth in paragraph 1, the Committee shall have the exclusive discretion to determine when the Participant is no longer actively employed for purposes of the Award.

    S.    The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan or sale of the underlying shares of Common Stock.

    T.    The Participant should consult with his or her own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan or MSU Shares.

U.    Unless otherwise provided in the Plan or by the Company in its discretion, the Award and the benefits evidenced by this Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company.

V.    Unless otherwise agreed with the Company, the Award, the underlying shares of Common Stock and the income and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of any Subsidiary.

W.    Neither the Company, the Employer nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Award or of any amounts due to the Participant pursuant to the vesting/settlement of the Award or the subsequent sale of any shares of Common Stock acquired upon vesting/settlement.

2.    Payout on Account of Awards.

    A.    Upon attainment of the Award Goals in accordance with paragraph 1.G. hereof or otherwise vesting pursuant to paragraph 1 hereof and satisfaction of all other applicable conditions as to the issuance of the MSU Shares, and otherwise subject to this Agreement and the terms of the Plan, the Participant shall be entitled to the number of shares of Common Stock constituting the Award as determined by the Committee. The Participant shall be entitled to receive payout of the vested Award in the form of shares of Common Stock, less any Tax-Related Items as defined in paragraph 7, as determined by the Committee in its sole discretion.

    B.    Any shares of Common Stock issued to the Participant with respect to his or her Award shall be subject to such restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, the New York Stock Exchange and any applicable state or foreign securities laws, and the Committee may cause a legend or legends to be endorsed on any stock certificates for such shares making appropriate references to such legal restrictions.

C.    Except as otherwise provided in this Agreement, and, for Participants located in the United States, except in the event the Participant is permitted and has made an election to defer payout of the MSU Shares pursuant to the terms and conditions established by the Company, the issuance of the shares of Common Stock in accordance with the provisions of paragraph 1 and this paragraph 2 will be delivered as soon as practicable following, and in any event by the end of the calendar year that includes, the vesting date. Payout of MSU Shares that have been deferred shall be governed by the terms and conditions of the deferral election form.

3.    Continuing Conditions. Notwithstanding any other provisions herein, the Participant, by execution of this Agreement, agrees and acknowledges that in return for the Award granted by the Company in this Agreement, the following continuing conditions shall apply to the maximum extent permitted by applicable laws:

    A.    If at any time prior to the expiration of the Award Period or within one (1) year after the Award Period the Participant engages in any activity in competition with any activity of the Company or any of its Subsidiaries, or contrary or harmful to the interests of the Company or any of its Subsidiaries, including, but not limited to: (1) conduct related to the Participant’s employment for which either criminal or civil penalties against the Participant may be sought; (2) violation of Company (or Subsidiary) Code of Ethics or similar policy; (3) accepting employment with or serving as a consultant, advisor or in any other capacity to an employer that is in competition with or acting against the interests of the Company or any of its Subsidiaries, including employing or recruiting any present, former or future employee of the Company or any of its Subsidiaries; (4) disclosing or misusing any confidential information or material concerning the Company or any of its Subsidiaries; or (5) participating in a hostile takeover attempt, then this Award shall terminate effective as of the date on which the Participant enters into such activity, unless terminated sooner by operation of another term or condition of this Agreement, and any “Award Gain” realized by the Participant shall be paid by the Participant to the Company. “Award Gain” shall mean the Fair Market Value of the Common Stock delivered to the Participant pursuant to paragraph 2 on the date of such delivery times the number of shares so delivered. Any shares of Common Stock deferred by the Participant shall be considered to have been delivered for the purpose of this paragraph 3.

    B.    By accepting this Agreement, the Participant consents to a deduction from any amounts the Company or any of its Subsidiaries owes the Participant from time to time (including amounts owed the Participant as wages or other compensation, fringe benefits or vacation pay, as well as any other amounts owed to the Participant by the Company or any of its Subsidiaries), to the extent of the amounts payable to the Company by the Participant under paragraph 3.A. above and permitted under Section 409A of the Code. Whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off the full amount payable by the Participant, calculated as set forth above, the Participant agrees to pay immediately the unpaid balance to the Company.

    C.    The Participant may be released from the Participant’s obligations under paragraphs 3.A and 3.B above only if the Committee determines, in its sole discretion that such action is in the best interest of the Company.

4.    Award Subject to Plan Provisions. Unless otherwise expressly provided in the Grant Notice or this Agreement, the MSU Share Award shall be subject to the provisions of the Plan, including, without limitation, Article X. In the event of any conflict between this Agreement and either the Grant Notice or the Plan, the Grant Notice or the Plan, as applicable, shall control over this Agreement.

5.    Applicable Law; Entire Agreement; Venue. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without reference to any choice of law principles. The Grant Notice, this Agreement, the Plan, the Change in Control Agreement, and any offer letter and/or employment agreement referenced herein, contain all terms and conditions with respect to the subject matter hereof.

    For purposes of litigating any dispute that arises under the Award or this Agreement, the parties hereby submit to and consent to the jurisdiction of the Commonwealth of Pennsylvania, and agree that such litigation shall be conducted in the courts of Allegheny County, Pennsylvania, or other federal courts for the United States for the Western District of Pennsylvania, where this Award of MSU Shares is made and/or to be performed, and no other courts. The parties agree that, if suit is filed in Allegheny County courts, application will be made by one or both parties, without objection, to have the case heard in the Center for Commercial and Complex Litigation of the Court of Common Pleas of Allegheny County.

6.    Further Assurances. The Participant agrees, upon demand of the Company or the Committee, to do all acts and execute, deliver and perform all additional documents, instruments and agreements (including, without limitation, stock powers with respect to shares of Common Stock issued or otherwise distributed in relation to this Award) which may be reasonably required by the Company or the Committee, as the case may be, to implement the provisions and purposes of the Grant Notice, this Agreement and the Plan.

7.    Taxes. Regardless of any action the Company and/or the Employer take with respect to any or all income tax (including U.S. federal, state, and local tax and/or non-U.S. tax), social insurance, payroll tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant or deemed by the Company or the Employer to be an appropriate charge to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant and vesting of the MSU Shares, the determination of the Award Goals, the conversion of the MSU Shares into shares, the subsequent sale of any shares acquired pursuant to the MSU Shares and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant has become subject to tax in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

    Prior to any relevant taxable or tax-withholding event, as applicable, the Participant shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.

    In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, to satisfy the Tax-Related Items obligation by one or more of the following:
(i)withholding from the proceeds of the sale of shares of Common Stock acquired upon the vesting/settlement of the Award either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization); and/or

(ii)withholding from any wages or other cash compensation paid to the Participant by the Company and/or the Employer; and/or

(iii)withholding in shares of Common Stock to be issued upon settlement of the MSU Shares, provided, however that if the Participant is a Section 16 officer of the Company under the Exchange Act, then the Company may withhold in shares of Common Stock upon the relevant taxable or tax withholding event only if the use of such withholding method is not problematic under applicable tax or securities law or has materially adverse accounting consequences, in which case, the obligation for Tax-Related Items may be satisfied by one or a combination of methods (i) and (ii) above.

The Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates in the Participant’s jurisdiction(s). In the event of over-withholding, the Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in Common Stock or if not refunded, the Participant may seek a refund from the local tax authorities. In the event of under-withholding, the Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer. If the obligation for Tax-Related Items is satisfied by withholding a number of shares as described herein, the Participant shall be deemed, for tax purposes only, to have been issued the full number of shares of Common Stock subject to the vested portion of the Award, notwithstanding that a number of shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Award. The Participant shall pay to the Company and/or the Employer any amount of Tax-Related Items that is required to be withheld or accounted for in connection with the MSU Shares that cannot be satisfied by the means previously described. The Company may refuse to deliver to the Participant any shares of Common Stock pursuant to the Award if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

    Anything in this paragraph 7 to the contrary notwithstanding, the number of shares of Common Stock subject to MSU Share Awards that will be permitted to be released and withheld (or sold on the Participant’s behalf) to satisfy any Tax-Related Items arising prior to the date the shares are scheduled to be delivered pursuant to paragraph 2.C. hereof for any portion of the MSU Shares that are considered nonqualified deferred compensation subject to Section 409A of the Code shall not exceed the number of shares of Common Stock that equals the liability for the Tax-Related Items.

8.    Transfer Restrictions. This Award and the MSU Shares are not transferable other than by will or the laws of descent and distribution, and may not be assigned, hypothecated or otherwise pledged and shall not be subject to execution, attachment or similar process. Upon any attempt to effect any such disposition, or upon the levy of any such process, the Award shall immediately become null and void and the MSU Shares shall be forfeited.

9.    Capitalization Adjustments. The number of MSU Shares awarded is subject to adjustment as provided in Section 10.07(a) of the Plan. The Participant shall be notified of such adjustment and such adjustment shall be binding upon the Company and the Participant.

10.    Securities Law Compliance. Notwithstanding anything to the contrary contained herein, no shares of Common Stock shall be issued to the Participant upon vesting of this Award unless the Common Stock is then registered under the Securities Act, or, if such Common Stock is not then so registered, the Company has determined that such vesting and issuance would be exempt from the registration requirements of the Securities Act. Participant’s sale of Shares may be subject to any closed trading windows that may be imposed by the Company and must comply with the Company’s insider trading policies (as may be amended from time to time by the Company in its sole discretion) and any other applicable securities laws. The Company’s insider trading policy may prohibit Participant from buying or selling Shares. By accepting this Award, the Participant agrees not to sell any of the shares of Common Stock received under this Award at a time when the applicable laws or Company policies prohibit a sale.

11.    Data Privacy. For Participants located outside of the United States:

Data Privacy Consent. By electing to participate in the Plan via the Company’s online acceptance procedure, the Participant is declaring that he or she agrees with the data processing practices described herein and consents to the collection, processing and use of Personal Data (as defined below) by the Company and the transfer of Personal Data to the recipients mentioned herein, including recipients located in countries which do not adduce an adequate level of protection from a European (or other) data protection law perspective, for the purposes described herein.

Declaration of Consent. The Participant understands that he or she needs to review the following information about the processing of his or her personal data by or on behalf of the Company, the Employer and/or any Subsidiary as described in the Agreement and any other Plan materials (the “Personal Data”) and declare his or her consent. As regards the processing of the Participant’s Personal Data in connection with the Plan and this Agreement, the Participant understands that the Company is the controller of his or her Personal Data.

Data Processing and Legal Basis. The Company collects, uses and otherwise processes Personal Data about the Participant for the purposes of allocating shares of Common Stock and implementing, administering and managing the Plan. The Participant understands that this Personal Data may include, without limitation, his or her name, home address and telephone number, email address, date of birth, social insurance number, passport number or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all MSU Shares or any other entitlement to shares of stock or equivalent benefits awarded, cancelled, exercised, vested, unvested or outstanding in the Participant’s favor. The legal basis for the processing of the Participant’s Personal Data, where required, will be his or her consent.

Stock Plan Administration Service Providers. The Participant understands that the Company transfers his or her Personal Data, or parts thereof, to Fidelity Stock Plan Services, LLC (and its affiliated companies), an independent service provider based in the United States which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share the Participant’s Personal Data with such different service provider that serves the Company in a similar manner. The Participant understands and acknowledges that the Company’s service provider will open an account for him or her to receive and trade shares of Common Stock acquired under the Plan and that he or she will be asked to agree on separate terms and data processing practices with the service provider, which is a condition of the Participant’s ability to participate in the Plan.

International Data Transfers. The Participant understands that the Company and, as of the date hereof, any third parties assisting in the implementation, administration and management of the Plan, such as Fidelity Stock Plan Services, LLC, are based in the United States. The Participant understands and acknowledges that his or her country may have enacted data privacy laws that are different from the laws of the United States. The Company’s legal basis for the transfer of the Participant’s Personal Data is his or her consent.

Data Retention. The Participant understands that the Company will use his or her Personal Data only as long as is necessary to implement, administer and manage his or her participation in the Plan, or to comply with legal or regulatory obligations, including under tax and securities laws. In the latter case, the Participant understands and acknowledges that the Company’s legal basis for the processing of his or her Personal Data would be compliance with the relevant laws or regulations. When the Company no longer needs the Participant’s Personal Data for any of the above purposes, the Participant understands the Company will remove it from its systems.

Voluntariness and Consequences of Denial/Withdrawal of Consent. The Participant understands that his or her participation in the Plan and his or her consent is purely voluntary. The Participant may deny or later withdraw his or her consent at any time, with future effect and for any or no reason. If the Participant denies or later withdraws his or her consent, the Company can no longer offer the Participant participation in the Plan or offer other equity awards to the Participant or administer or maintain such awards and the Participant would no longer be able to participate in the Plan. The Participant further understands that denial or withdrawal of his or her consent would not affect his or her status or salary as an employee or his or her career and that the Participant would merely forfeit the opportunities associated with the Plan.

Data Subject Rights. The Participant understands that data subject rights regarding the processing of Personal Data vary depending on the applicable law and that, depending on where the Participant is based and subject to the conditions set out in the applicable law, the Participant may have, without limitation, the rights to (i) inquire whether and what kind of Personal Data the Company holds about him or her and how it is processed, and to access or request copies of such Personal Data, (ii) request the correction or supplementation of Personal Data about him or her that is inaccurate, incomplete or out-of-date in light of the purposes underlying the processing, (iii) obtain the erasure of Personal Data no longer necessary for the purposes underlying the processing, processed based on withdrawn consent, processed for legitimate interests that, in the context of his or her objection, do not prove to be compelling, or processed in non-compliance with applicable legal requirements, (iv) request the Company to restrict the processing of his or her Personal Data in certain situations where the Participant feels its processing is inappropriate, (v) object, in certain circumstances, to the processing of Personal Data for legitimate interests, and to (vi) request portability of the Participant’s Personal Data that he or she has actively or passively provided to the Company (which does not include data derived or inferred from the collected data), where the processing of such Personal Data is based on consent or his or her employment and is carried out by automated means. In case of concerns, the Participant understands that he or she may also have the right to lodge a complaint with the competent local data protection authority. Further, to receive clarification of, or to exercise any of, the Participant’s rights, the Participant understands that he or she should contact his or her local human resources representative.

12.    Award Confers No Rights to Continued Employment. Nothing contained in the Plan or this Agreement shall give the Participant the right to be retained in the employment of the Company or any Subsidiary or affect the right of any such employer to terminate the Participant’s employment.

13.    Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, that provision will be enforced to the maximum extent permissible and the legality, validity and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

14.     Waiver. The Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of this Agreement.

15.    Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
16.    Code Section 409A. If the Participant is a “specified employee,” within the meaning of Section 409A of the Code and the U.S. Treasury Regulations promulgated thereunder (collectively, “Section 409A”), at the time of a separation from service, any payments made under this Agreement in connection with a separation from service shall instead be paid on the first business day following the expiration of the six (6)-month period following the Participant's separation from service or, if earlier, death of the Participant, if necessary to comply with Section 409A.

    It is the intent that the MSU Shares shall comply with the requirements of (or be exempt from the application of) Section 409A, and any ambiguities herein will be interpreted to so comply (or be exempt). The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Agreement as may be necessary to ensure that all vesting or payouts provided under this Agreement are made in a manner that complies with Section 409A or to mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under Section 409A if compliance is not practical; provided, however, that nothing in this paragraph 16 creates an obligation on the part of the Company to modify the terms of this Agreement or the Plan, and the Company makes no representation that the terms of the MSU Shares will comply with (or be exempt from the application of) Section 409A or that payments under the MSU Shares will not be subject to taxes, interest and penalties or other adverse tax consequences under Section 409A. In no event whatsoever shall the Company or any of its Subsidiaries or affiliates be liable to any party for any additional tax, interest or penalties that may be imposed on the Participant by Section 409A or any damages for failing to comply with (or be exempt from the application of) Section 409A.

17.    Language. By electing to accept this Award, the Participant acknowledges that he or she is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English so as to allow the Participant, to understand the terms and conditions of this Agreement. Further, if the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

18.    Insider Trading Restrictions/Market Abuse Laws. The Participant may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the shares of Common Stock are listed and in applicable jurisdictions including the United States and the Participant’s country or his or her broker’s country, if different, which may affect his or her ability to accept, acquire, sell or otherwise dispose of shares of Common Stock, rights to such shares (e.g., MSU Shares) or rights linked to the value of shares of Common Stock (e.g., Dividend Equivalents) during such times as the Participant is considered to have "inside information" regarding the Company (as defined by any applicable laws in applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before he or she possessed inside information. Furthermore, the Participant could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy and under United States law. The Participant is responsible for ensuring compliance with any applicable restrictions and should consult his or her personal legal advisor on this matter.

19.    Foreign Asset/Account Reporting Requirements; Exchange Controls. The Participant acknowledges that his or her country may have certain foreign asset and/or account reporting requirements and/or exchange controls that may affect his or her ability to acquire or hold shares of Common Stock or cash received from participating in the Plan (including from any dividends or Dividend Equivalents received or sale proceeds arising from the sale of shares of Common Stock) in a brokerage or bank account outside the Participant’s country. The Participant may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. The Participant also may be required to repatriate sale proceeds or other funds received as a result of his or her participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt. The Participant acknowledges that it is his or her responsibility to be compliant with such regulations, and the Participant is advised to consult his or her personal legal advisor for any details.
20.    Appendix. Notwithstanding any provision herein, the Participant’s participation in the Plan shall be subject to any additional terms and conditions as set forth in the Appendix for the Participant’s country of residence, if any. Moreover, if the Participant relocates to another country, the special terms and conditions for such country will apply to the Participant; to the extent, the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

21.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the MSU Shares and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

22.    Compensation Recovery Policy. This Award and any proceeds, gains or other economic benefit received by the Participant from a subsequent sale of Shares issued under this Award shall be subject to the Company’s Compensation Recovery Policy in effect as of the date hereof, as may be amended from time to time to comply with applicable laws (the “Compensation Recovery Policy”). The Participant acknowledges and agrees that no recovery or other action related to this Award pursuant to the Compensation Recovery Policy shall constitute an event that triggers or contributes to any right the Participant may have to resign for “good reason” or “constructive termination” (or similar term) under any compensatory arrangement with the Company or any of its Subsidiaries. The Participant acknowledges and agrees that the Participant’s acceptance of this Award shall be deemed to constitute the Participant’s acknowledgement of and consent to the Company’s application, implementation and enforcement of the Compensation Recovery Policy.

PPG Industries, Inc.

/s/ Robert Massy
By: Robert Massy, Senior Vice President and Chief Human Resources Officer

APPENDIX
PPG INDUSTRIES, INC.
GLOBAL MSU SHARE AWARD AGREEMENT
For Participants Located Outside the United States

This Appendix includes special terms and conditions that govern the Award granted to the Participant if the Participant resides in one of the countries listed herein.

If the Participant is a citizen or resident of another country, transfers employment and/or residency to another country after the Date of Grant, or is considered a resident of another country for local law purposes, the Company shall, in its sole discretion, determine to what extent the terms and conditions included herein will apply to the Participant.

This Appendix may also include information regarding exchange controls and certain other issues of which the Participant should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of February 2026. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information noted herein as the only source of information relating to the consequences of his or her participation in the Plan because the information may be out of date at the time the MSU Shares vest or when the Participant sells shares of Common Stock acquired under the Plan.

In addition, the information is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure him or her of any particular result. Accordingly, the Participant should seek appropriate professional advice as to how the relevant laws in the Participant’s country apply to his or her specific situation.

If the Participant is a citizen or resident of another country, transfers employment and/or residency to another country after the Date of Grant or is considered a resident of another country for local law purposes, the information contained in this Appendix may not be applicable to him or her.

Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement (of which this Appendix is a part) and the Plan.

Switzerland
Securities Law Notice. Because this is a private offering in Switzerland, the MSU Shares are not subject to registration in Switzerland. Neither this document nor any other materials relating to the MSU Shares (i) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (ii) may be publicly distributed or otherwise made publicly available in Switzerland to any person other than an employee of the Company or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority (FINMA).